UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2010

KBS REAL ESTATE INVESTMENT TRUST II, INC.

(Exact name of registrant specified in its charter)

Maryland	000-53649	26-0658752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

100 & 200 Campus Drive Mortgage Loan

On February 26, 2010, KBS Real Estate Investment Trust II, Inc. (the “Company”) entered into a four-year mortgage loan with TD Bank, N.A. and US Bank National Association (collectively, the “Lenders”) for $64.6 million (the “100 & 200 Campus Drive Mortgage Loan”). The loan is secured by two four-story office buildings located at 100 and 200 Campus Drive in Florham Park, New Jersey. As of February 26, 2010, $20.0 million had been disbursed to the Company with the remaining loan balance available for future disbursements, subject to certain conditions set forth in the loan agreement. The initial maturity date of the 100 & 200 Campus Drive Mortgage Loan is February 26, 2014 with an option to extend the maturity date to February 26, 2015, subject to certain conditions. The 100 & 200 Campus Drive Mortgage Loan bears interest, at a floating rate of 325 basis points over the one-month LIBOR, monthly payments are interest only with the entire principal amount due on the maturity date, assuming no prior prepayment. The Company has entered into interest rate swap agreements with the Lenders on the initial $20.0 million funding, which effectively fix the interest rate at approximately 5.55% through the initial term of the loan. The Company may enter into future interest rate swap agreements as additional funds are drawn on the loan. The 100 & 200 Campus Drive Mortgage Loan may be prepaid in whole or in part at any time without penalty as permitted under the loan agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated:	March 4, 2010	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chairman of the Board,
Chief Executive Officer and Director